Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

February 6, 2026

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

(732) 240-4500

To the Addressee Stated Above:

We have acted as counsel to OceanFirst Financial Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 29,585,789 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of December 29, 2025 (the “Merger Agreement”), by and among the Company, Apollo Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and Flushing Financial Corporation, a Delaware corporation. The Shares will be offered by the Company in exchange for shares of Flushing Financial Corporation’s outstanding common stock, par value $0.01 per share.

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company and the Merger Agreement, both of which have been filed with the Commission as exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

BEIJING BOSTON  BRUSSELS HONG KONG HOUSTON LONDON LOS ANGELES LUXEMBOURG PALO ALTO SAN FRANCISCO SÃO PAULO TOKYO

 WASHINGTON, D.C.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares have been issued in accordance with the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the information statement/prospectus included in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP